Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Intellicheck Mobilisa, Inc. on Form S3 (Nos. 333-151302 and 333−127663) and Form S8 (Nos. 333-151097, 333-143448, 333−85436 and 333−47882) of our report dated March 8, 2012, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011, which report is included in this Annual Report on Form 10-K to be filed March 8, 2012.

/s/ EISNERAMPER LLP

New York, New York

March 8, 2012